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                                                                   EXHIBIT 10.13

                                PROJECT AGREEMENT

This Project Agreement ("Agreement") is made on this 10th day of March, 2000 by and between The Compass Group dba Stern Marketing Group, a California corporation ("SMG") with its principal place of business at 819 Bancroft Way, Berkeley, California 94710, and Futurus Financial Services, Inc. ("Client") with its principal place of business at 1580 Warsaw Road, Roswell, GA 90076. In consideration of the mutual promises set forth herein, Client and SMG agree as follows:

PROJECT NAME: RETAIL STORE DESIGN

PROJECT DESCRIPTION

1. SMG agrees to create, design, deliver, and produce in accordance with the following specifications:

Direct the development of a retail store design for Client-selected prototype site. Based on Client-approved space plan, provide concept development, detailed design drawings, and consultation support services. Deliverables include:

Concept Development

      * Develop and present one (1) interior design concept direction (showing specified materials and finish selection) applicable to one Client-selected retail location.

Design Application

      * Based on application of the above interior design concept to the prototype site, provide detailed design drawings in the form of 24" x 36" blueline prints to project architect to meet required timelines during the development of the retail store interior. Specific drawings include:

          Finish Plans

                * Floor Plan - shows configuration of walls and basic space plan of building

                * Reflected Ceiling Plan - shows ceiling configuration and details, lighting placement and specifications (does not include HVAC information)

                * Power/Communication Plan - shows placement of electrical and phone/computer lines

                * Flooring Plan - shows floor pattern and placement, along with specification of flooring material

                * Furniture Plan - shows placement of custom millwork/cabinetry as well as placement of specified, ready to use furniture

                *   Paint/Finish Plan - shows placement details of wall finishes

          Interior Elevations, Sections and Details


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                *   Two-dimensional view of major walls with placement of logo, wall finishes and/or architectural details as required

          Cabinetry and Furniture Plan

                * Consists of top, front, side, section, and inside views of up to four (4) freestanding cabinets with material and finish specifications (CSC/tellerline combination counter is counted as one unit)

      * Provide consultation to Client on application and implementation of retail space design concepts from design through installation for the prototype store.

PROJECT FEE

2. As and for the total Project Fee, Client agrees to pay to SMG for the usage rights granted herein, the sum of $45,000 .

Travel expenses outside the San Francisco Bay Area, deliveries, packing and shipping, and/or any applicable federal, state, and/or local taxes will be billed, at cost, with each progress billing. It is anticipated that the project, with the exception of project research, reviews and approval meetings, will be completed with much of the work being done via telephone, conference call, facsimile, email, regular mail, and, as required, overnight courier service.

Fees exclude cost of design revisions, design production, pre-production costs, project supplies, signage, fixtures, display materials, illustration, photography, production mechanicals and/or production, and usage fees and/or buyout fees. Electronic CAD files of the drawings will not be provided as part of this project agreement. Such additional costs will be approved by Client prior to delivery and billed with each progress billing.

For retail store design services, it is Client's responsibility to direct architect to review all design drawings and specifications to meet any federal, state, and/or local codes, building and/or developer requirements. Tellerline operations, back office space design, electrical, HVAC, plumbing, security system, exterior design and/or development, and building construction details is the responsibility of architect.

Costs of any construction, construction supervision, land surveyors, engineering, landscaping, fixtures, furnishings, models or prototypes are outside the scope of this project and are not included.

Original concept presentation boards remain the property of SMG. Copies can be made available for Client's use and billed to Client at cost. Client agrees to allow photography and/or videotape to be taken at SMG's expense. Still photography, videotapes and/or samples relating to project may be used by SMG for promotional purposes.


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3. The sum of $11,250 or 25 % of the Project Fee is due from Client to SMG upon project approval. The balance of the Project Fee, plus any additional costs, is due and payable as follows:

      $16,875 or 37.5% of the Project Fee due upon completion of plan drawings

      $16,875 or 37.5% of the Project Fee due upon completion of elevation and cabinetry drawings

4. Alterations or changes represent work performed or to be performed by SMG in addition to the original project description stated in paragraph 1. Any such alterations or changes shall be confirmed in writing by SMG, except that SMG's invoices to Client may include, and Client shall be obligated to pay, additional fees or expenses verbally authorized by Client to process work promptly. Client shall offer SMG the first opportunity to make any such alterations or changes.

5. Client knows and understands that SMG will contract for certain project support services, and in so doing, SMG has relied on the promises of Client as set forth herein.

6. If Client terminates or cancels the project without cause, Client shall immediately reimburse SMG for any and all project expenses as of the date of termination or cancellation, and for the full Project Fee due as of the date of termination or cancellation.

ESTIMATED PROJECT COMPLETION

7. SMG estimates that the following phases shall be completed at the following estimated times:

      Deliverable                   Estimated Completion Date
      Store Design                  May 15, 2000 (all drawings complete)

Completion dates are estimated by SMG and predicated in part on timely receipt of all information and materials to be supplied by Client. If work is postponed at the request of Client, SMG will provide to Client new estimated completion dates within ten (10) working days of the resumption of the postponed work. Every attempt will be made by SMG to meet the estimated completion dates, but unforeseen or unavoidable delays not caused by SMG shall not constitute a breach of this Agreement. A progress payment in the amount of one-half (1/2) of the next scheduled Project Fee shall be made by Client for each such delay not caused by SMG, which exceed forty-five (45) days.

TERMS AND CONDITIONS

8. Conditioned on Client's payment of the applicable portion of the Project Fee, Client shall have the following rights in and to the creations, designs and production materials of SMG:


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
      For Use As               Futurus Financial Services, Inc. Marketing Support Services
      For The Territory        One (1) retail site location
      For The Time Period      Unlimited

Each component of the deliverables for store design, fixture design, and merchandising graphic design is owned and copyrighted by SMG and is for use only by Client. Attribution or credit of these deliverables belongs solely to SMG. The information, contained in these deliverables is intended for use only by Client and only at Client's first retail location. Distribution or reproduction of these deliverables or any portion of these deliverables without SMG's prior written consent is strictly prohibited. Client's retail interior space may not be photographed or videoed, except by Client for Client's sole use, without SMG's prior written consent. There shall be no use in whole or in part of any of these deliverables for any purpose other than that which is provided to Client under the terms of the Project Agreement.

If Client wishes to make any additional usage of SMG's creations, designs, and production materials, Client agrees to first seek written permission from SMG and to make such payments to SMG as are agreed to between Client and SMG at that time. If Client and SMG are unable to agree on such payments, there shall be no additional usage.

9. SMG shall receive a credit, acknowledgment or indication of attribution with usage, public relations, and/or promotion.

10. Any and all liabilities that occur during or as a result of the execution of the project which are not the result of gross negligence by SMG shall be the responsibility of Client. Client also agrees to indemnify and hold harmless SMG against any and all claims, costs and expenses, including attorney's fees, due to matter included in the project at the request of Client for which no copyright permission or privacy release was requested or obtained, or for usage which exceeds the uses allowed by any such permission or release.

11. Client and SMG, respectively, warrant that any signature to this Agreement on their behalf is competent and authorized to execute this Agreement on their behalf and on behalf of Client's and SMG's respective agents, employees, and associates.

12. With the sole exception of the Mutual Nondisclosure Agreement dated NOVEMBER 18TH, 1999, which is incorporated by this reference, this Agreement contains the entire agreement between the parties hereto. This Agreement may be modified, if at all, only in writing executed by both parties, which refers expressly to this Agreement. The waiver of a term or condition of this Agreement shall not constitute or be interpreted as a future waiver of any such term or condition. Except as expressly contained in the Mutual Nondisclosure Agreement and this Agreement, each party hereby covenants, warrants and acknowledges to the other party that it in no way relied on any other inducement, promise, representation or inference made by any other party.


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13. This Agreement and all matters pertaining to the validity, construction, enforcement, interpretation or effect of this Agreement shall be governed by and construed under the laws of the State of California.

14. If any party to this Agreement institutes a lawsuit against any other party to this Agreement to enforce or interpret any term of this Agreement, the prevailing party in the dispute or lawsuit shall be entitled to collect its reasonable attorneys' fees, costs and expenses as part of any dispositive decision, order or judgment.

15. Because of the unique nature of the services to be rendered, this Agreement, and any duties or obligations hereunder, shall not be assignable by Client or SMG without the prior written consent of the other. Subject to this provision regarding assignment, this Agreement shall be binding on the legal representatives, successors, and assigns of Client.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Futurus Financial Services, Inc.

By    /s/ William M. Butler
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         William M. Butler
Title    President and C.E.O.



The Compass Group
dba Stern Marketing Group

By  /s/ Charlene Y. Stern
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         Charlene Y. Stern
Title    President/Chief Executive Officer